UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2021
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MERA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	333-23460	04-3683628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8275 S. Easter Ave. Suite 200, Las Vegas, NV 89123
(Address of principal executive offices) (Zip Code)

917-215-0680
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

The Company is doing a rights offering to its shareholders. The offering is available to shareholders of record as of June 16, 2021. Under this non-dilutive offering, each shareholder has the right to purchase additional shares in proportion to the number of currently held shares at a price of $0.25 per share. Interested shareholders are invited to join the company on a conference call on Friday, June 11, 2021 at 6 pm PST. To register for access to the conference please email your name and shareholdings to ir@allyourfoods.com. Questions to be asked during the call must be submitted via email at least 24 hours before the call. The rights offering will remain open to all shareholders of record as of June 16, 2021 until December 31, 2021.

On March 22, 2021, the Company entered into a share exchange agreement under which the Company acquired 100 percent of the outstanding interests of All Your Foods USA, Inc in exchange for 35,200,000 common shares of the Company.

All Your Foods USA INC
All Your Foods USA via its brands

Chopandchisel.com
Cavemanchefs.com
Allyourmeals.com
allyourfoods.com

Delivering healthy, gourmet ready-made meals, prepared and delivered to the client's door. Our corporate chefs work hard to design meals that are nutritionally balanced with no preservatives, freshly made and designed to optimize customer's health and serve their busy lifestyle. The Company’s meals menu includes entrees and breakfasts with dairy products, eggs, pork, tree nuts, chicken, beef, turkey, fish, soy, shellfish as well as an all-Vegan line of dishes. All Your Foods offers Ala La Carte and weekly subscriptions.

All Your Foods production kitchens are also used to supply white label products to other successful national subscriptions brands in both the USA and Canada. The technology at the heart of the All Your Foods USA systems, is what allows the unlimited scaling of client and corporate orders of meals and other food products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mera Pharmaceuticals, Inc.

Dated: June 7, 2021	By:	/s/ Benny Doro
	Name:	Benny Doro
	Title:	Chief Executive Officer and President

Exhibits

Exhibit 99.1 Press Release 6-7-2021